UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  02/02/2005

Captaris, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-25186

Washington	91-1190085
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10885 N.E. 4th Street, Suite 400
Bellevue, Washington 98004
(Address of Principal Executive Offices, Including Zip Code)

(425) 455-6000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On February 2, 2005, the Board of Directors of Captaris, Inc. approved the 2005 Incentive Plan recommended by the Compensation Committee. The Plan is an annual cash bonus plan covering the Company's executive officers and a number of other selected employees. The Plan provides cash bonuses, payable in 2006, based on the achievement of goals relating to the Company's 2005 performance.

There are two components to the Plan. The first component of the Plan links payout to achievement of performance goals related to revenue (30%), operating income (30%), operating cash (20%) and revenue diversification (20%). Depending on the level of achievement for each goal, participants in the aggregate may receive between 0% and 150% of the target amount for each goal. An aggregate of approximately $1.53 million may be paid out under the first component of the Plan at target, with a maximum payout of approximately $2.3 million.

The second component of the Plan links payout to achievement of performance goals related to revenue from the Alchemy product line and cost savings associated with the integration of Information Management Research, Inc. Depending on the level of achievement for these goals, the participants in the aggregate may receive between 0% and 100% of the $170,000 target amount for this component of the Plan.

Under the Plan, individual cash target awards for executive officers are established by the Compensation Committee and individual cash target awards for other employees are established by management. The Compensation Committee has discretion to modify the Plan or the amounts awarded thereunder.

The Plan replaces the Company's existing cash bonus plans, which consisted of individual performance awards and incentive awards based on company-wide performance goals. The Compensation Committee designed the Plan to provide for payouts at target that are comparable to payouts at target under the 2004 cash bonus plans but to change the performance goals under the new Plan to more clearly focus the participants on objectives that it believes are aligned with the creation of increased shareholder value.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Captaris, Inc.

Date: February 08, 2005.	By:	/s/ Pete Papano
Pete Papano
Chief Financial Officer